EXECUTION COPY

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated December 3, 2018 is made between:

(1)	Greenlight Capital Re, Ltd. (the “Company”) and Greenlight Reinsurance, Ltd. (the “Subsidiary”), (together with the Company, the “Employer”); and

(2)	Neil Greenspan (the “Executive”).
(Each a “Party” and together the “Parties”).
WHEREAS,

(a)	the Employer desires to employ Executive as the Chief Accounting Officer (“CAO”) of the Employer (the “Employment”); and

(b)	The Parties have agreed to enter into the Employment on the terms set out herein.
IT IS HEREBY AGREED AS FOLLOWS:

1.	Employment.

1.1	The Employer hereby agrees to employ the Executive as the CAO, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.	Employment Period.

2.1
The Employment shall commence on December 31, 2018 (“Effective Date”) and shall continue until terminated by either party in accordance with Section 9 of this Agreement. Executive’s employment shall at all times be “at will” and not for a definite duration, and nothing contained herein shall confer upon Executive any contractual right to continued employment.

2.2	This Employment is conditional upon:

i	the Employer obtaining a work permit in respect of the Executive in the Cayman Islands;

ii	the Executive maintaining the right to live and work in the Cayman Islands.

3.	Position and Duties.

3.1	The Executive shall serve as CAO and shall report directly to the Chief Executive Officer of the Company (the “CEO”).

3.2
The Executive shall have those powers and duties ordinarily associated with the position of CAO and such other powers and duties as may reasonably be prescribed by the CEO; provided that, such other powers and duties are consistent with Executive’s position as CAO and do not violate any applicable laws or regulations.

3.3
The Executive shall perform his duties to the best of his abilities and shall devote all of his working time, attention and energies to the performance of his duties for the Employer. The Executive shall not accept any other post, role or employment during the period of the Employment without having first obtained the written consent of the Employer.

3.4
During the Employment Period, if requested by the Board of Directors of the Company (the “Board”), Executive shall also serve as an officer and/or director of other subsidiaries or affiliates of the Employer for no additional compensation.

3.5	The Executive's normal hours of work shall be 8:30 am – 5:30 pm Monday-Friday, with a one hour lunch break.

3.6
It is understood that the Executive will work a minimum of 40 hours per week between Monday and Friday. As an employee of professional and managerial level, the Executive will work such additional hours in excess of his standard work week as are necessary to properly discharge his duties and hereby waives any entitlement to overtime pay in respect of such additional hours or for any hours worked on a public holiday.

4.	Compensation and Related Matters.

4.1
The Subsidiary shall pay the Executive a base salary of US $350,000 per annum (the “Base Salary”), such salary to be paid monthly in arrears by direct deposit to a bank account nominated by the Executive.

4.2
The Executive shall be paid the Base Salary gross and the Executive shall be solely responsible for the payment of any national, state or federal taxes or similar obligations to which he may be liable from time to time and the filing of any documents or returns that may be required in connection therewith.

4.3
The CEO shall periodically review Executive’s Base Salary consistent with the compensation practices and guidelines of the Subsidiary. If Executive’s Base Salary is increased by the CEO, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

4.4	The Executive hereby consents to all deductions as may be permitted by law being made by the Employer from the Base Salary.

4.5
During the Employment Period, the Subsidiary shall promptly reimburse Executive for all reasonable out-of-pocket expenses properly incurred by Executive in the ordinary course of the Employer’s business that are reported and evidenced to the Subsidiary in accordance with its published expense reimbursement policies and procedures.

4.6
In addition to Base Salary during the Employment, the Executive shall be eligible to be considered for a discretionary annual bonus based on pre-established individual and Company performance metrics established by the Board (the “Bonus”). For the avoidance of doubt the payment of any bonus is entirely within the discretion of the Board and the Executive shall not have any entitlement to be paid any particular amount or anything at all in this regard.

4.7
During the Employment Period, commencing with the January 1, 2019 fiscal year, the Executive shall be eligible to be considered for a discretionary Bonus with a target of 50% of Base Salary (the “Target Bonus”). Any Bonus earned during a calendar year shall be paid in accordance with the bonus payment provisions of the Company’s applicable compensation plan (the “Compensation Plan”), as amended from time to time, and shall be subject to such other terms and conditions as are set forth therein.

4.8
In order to be eligible to receive a bonus, the Executive must be employed by the Company and not serving out any period of notice (such as the notice period given prior to termination) on the date that Bonus is to be awarded.

5.	Leave.

5.1
The Executive shall be entitled to 25 days paid vacation per calendar year, in addition to Cayman Islands public holidays, which shall accrue pro rata during the course of the year in accordance with the Employer’s published policies as amended from time to time and shall be taken at a time mutually agreed with the Employer. For the avoidance of doubt, unused leave may not be carried into subsequent years without the express written consent in advance of the Employer.

5.2
The Executive shall be entitled to a maximum of ten days paid sick leave per year, such leave to be taken only when sick or otherwise incapacitated from work. The Employer shall in its discretion be entitled to request the production of a doctor's note in support of any such absence.

The Executive shall also be entitled to compassionate, adoption and such other leave as may be prescribed by law.

6.	Benefits.

6.1	The Employee will receive pension and medical benefits in accordance with applicable law as detailed in the Employee Handbook.

7.	Long Term Incentive Plan.

7.1
The Executive shall be eligible to receive equity awards in accordance with the Long-Term Incentive Plan (the “LTIP”) as set out in the Compensation Plan and any terms and conditions as may be established by the Board in connection with any such awards.

7.2	For the avoidance of doubt the grant of any LTIP award is entirely within the discretion of the Board.

8.	Termination.

8.1	The Employment may be terminated under the following circumstances:

8.1.1	Death. The Employment hereunder shall terminate automatically upon the Executive’s death;

8.1.2
Disability. If, as a result of Executive’s incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period (“Disability”), the Employer shall have the right to terminate the Employment without further notice and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

8.1.3
Cause. The Employer shall have the right to terminate the Employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean:

(a)	Misconduct on the part of the Executive so serious that the Employer cannot reasonably be expected to take any action other than termination;

(b)
Further misconduct on the part of the Executive within 12 months of the issue of a formal written warning in respect of misconduct so serious that the Employer cannot reasonably be expected to tolerate any repetition thereof;

(c)	A failure by the Executive to commence performance of his duties in a satisfactory manner within one (1) month of the issue of a formal a written warning in respect thereof.

8.1.4	Misconduct includes (but is not limited to):

(a)
Habitual drug or alcohol use which impairs the ability of Executive to perform his duties hereunder (other than where such drug is prescribed be and administered in accordance with the instructions of a qualified physician);

(b)	Commission of a criminal offence in the course of the Employment (other than a minor traffic offence);

(c)	Willful violation of the Restrictive Covenants set forth in Section 10 of this Agreement;

(d)
Willful failure or refusal to perform duties hereunder after a written demand for performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties;

(e)
Breach of any material provision of this Agreement or any policies of the Employer entities or any of their affiliates (collectively, the “Group”) related to conduct which is not cured, if curable, within ten (10) days after written notice thereof.

8.2
The Employer shall have the right to suspend the Executive with pay in order to investigate any event which it reasonably believes may provide a basis to terminate Executive’s employment for Cause during which period the Executive may be excluded from the Employer's offices and/or business and such action shall not give Executive Good Reason to terminate his employment.

8.3
Good Reason. The Executive may terminate his employment with the Employer for “Good Reason” within thirty (30) days after Executive has knowledge of the occurrence, without Executive’s written consent, of any one of the events defined below that has not been cured, if curable, within thirty (30) days after written notice thereof has been given by the Executive to the Employer (the “Cure Period”) and such termination, which must occur within thirty (30) days of the end of the Cure Period, in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. “Good Reason” shall be limited to the following: (i) any material and adverse change to the Executive’s title or duties which is inconsistent with his duties set forth herein, (ii) a material reduction of the Executive’s Base Salary, or (iii) a failure by the Employer to comply with any other material provision of this Agreement.

8.4
Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Employer with a Notice of Termination at least ninety (90) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

8.5
Without Cause. The Employer shall have the right to terminate the Employment without Cause at any time by providing Executive with a Notice of Termination at least ninety (90) days prior to such termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

8.6	Having provided Notice of Termination in accordance with clause 8.5 above the Employer may in its absolute discretion:

8.6.1	terminate the employment immediately upon payment to the Executive of all sums that he would have received had he worked throughout the period of notice; or

8.6.2
place the Executive on ‘garden leave’ for some or all of the period of notice whereby he will not be required to attend at the Employer’s premises or render any services unless expressly required to do so.

9.	Compensation Upon Termination.

9.1
In the event the Executive’s employment is terminated other than due to the Executive’s death, the Subsidiary shall provide the Executive with the payments set forth below and shall not be required to provide any other payments or benefits to Executive upon such termination.

9.2
The Executive acknowledges and agrees that the payments set forth in this Section 9 constitute liquidated damages for termination of his employment and that prior to receiving any such payments under this Section 9, other than the Accrued Obligations (as defined below), and as a material condition thereof, Executive shall, if requested by the Employer, sign and agree to be bound by a general release of claims (a “Release”) against the Employer and its affiliates related to the Employment and its termination with the Employer in such form as the Board reasonably determines.

9.3	If the Executive should fail to execute such Release within 45 days following the later of (i) the date upon which the Executive’s employment terminates (the

“Termination Date”) or (ii) the date the Executive actually receives an execution copy of such Release (which shall be delivered to Executive within five (5) business days following of the Termination Date and if not timely delivered, this release condition will be deemed waived by the Company with respect to payments under this Section 10), the Company and Subsidiary shall not have any obligation to make the payments contemplated under this Section 9;

9.4
Any release provided pursuant to this Section 9 shall not limit, release or waive Executive’s right to indemnification as provided for by this Agreement or otherwise by law or contract and shall not impose additional restrictive covenants of the type provided for in this Agreement. Upon the Executive’s termination of employment for any reason, upon the request of the Board, he shall immediately resign any membership or positions that he then holds with the Employer or any of its affiliates.

9.5	If the Executive’s employment is terminated by the Employer without Cause or by Executive for Good Reason:

9.5.1	the Subsidiary shall pay to Executive:

(a)
his accrued, but unpaid Base Salary earned until the Termination Date and any accrued, but unused vacation pay as at the Termination Date as soon as practicable following such termination, but in no event later than two and one half months following the Termination Date;

(b)
any earned but unpaid Bonus earned under the terms of the Compensation Plan for years prior to the year in which the Termination Date occurs payable in accordance with the terms of such plan (together with Section 9.5.1(a), the “Accrued Obligations”); and

(c)
the Target Bonus the Executive would have earned for the year of termination assuming targets have been achieved, pro-rated based on the number of days the Executive was employed by the Employer during the year over the number of days in such year (the “Pro-Rated Bonus”) payable as soon as practicable following such termination, but in no event later than two and one half months following the Termination Date;

9.5.2
provided the Executive does not breach this Agreement following the Termination Date in which case all payments under this clause shall cease and subject to Sections 9.2 and 9.3, the Subsidiary shall pay to the Executive an amount equal to fifty percent (50%) of the sum of Executive’s Base Salary and Target Bonus, which shall be paid ratably in monthly installments at the Subsidiary’s regular payroll intervals over the six (6) month period following the Termination Date with the first payment commencing on the first regular payroll date of the Subsidiary that occurs after the 60th day following the Termination Date (the “Initial Payment Date”) and with amounts in respect of the period preceding the Payment Date to be paid in a lump sum on the Payment Date. Notwithstanding the foregoing, if the Board (or its delegate) determines that severance payments due under this Section 9.5.2 are “nonqualified deferred compensation” subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) and that the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments shall commence on the first payroll date following the six month anniversary of the Termination Date (the “Specified Employee Severance Payment Date”) (with the first such payment being a lump sum equal to the aggregate severance payments the Executive would have received during the prior six-month period). For purposes of this Agreement, whether the Executive is a “specified employee” will be determined in accordance with the written procedures adopted by the Board which are incorporated by reference herein;

9.5.3
the Subsidiary shall promptly reimburse the Executive pursuant to Section 4.5 for reasonable expenses incurred, but not paid prior to such termination of employment (contingent upon the availability of appropriate evidence); and

9.5.4
the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.

9.6	If the Executive’s employment is terminated by the Employer for Cause or by the Executive Without Good Reason:

9.6.1	the Subsidiary shall pay the Executive, in accordance with the relevant payment provisions set forth in Section 9.5.1, the Accrued Obligations;

9.6.2
the Subsidiary shall promptly reimburse the Executive pursuant to Section 4.5 for reasonable expenses incurred, but not paid prior to such termination of employment (contingent upon the availability of appropriate evidence); and

9.6.3
the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.

9.7
During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive his full compensation and benefits under this Agreement until his employment is terminated pursuant to Section 8.1.2 hereof.

9.8	In the event Executive’s employment is terminated for Disability pursuant to Section 8.1.2 hereof:

9.8.1	the Subsidiary shall pay to the Executive, in accordance with the relevant payment provisions set forth in Section 9.5.1, the Accrued Obligations and the Pro-Rated Bonus;

9.8.2
the Subsidiary shall promptly reimburse the Executive pursuant to Section 4.5 for reasonable expenses incurred, but not paid prior to such termination of employment (contingent upon the availability of appropriate evidence); and

9.8.3
the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.

9.9	If Executive’s employment is terminated by his death:

9.9.1
the Subsidiary shall pay to the Executive’s beneficiary, legal representatives or estate, as the case may be, in accordance with the relevant payment provisions set forth in Section 9.5.1, the Accrued Obligations and the Pro-Rated Bonus;

9.9.2
the Subsidiary shall promptly reimburse the Executive pursuant to Section 4.5 for reasonable expenses incurred, but not paid prior to such termination of employment (contingent upon the availability of appropriate evidence); and

9.9.3
The Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Employer.

10.	Restrictive Covenants.

10.1
The Executive acknowledges that: (i) as a result of Executive’s employment by the Employer, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Group at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Group’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Group will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter, the Executive should solicit or interfere with the Group’s employees, clients or customers or should divulge Confidential Information relating to the business of the Group; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Group; (vii) the Employer would not have hired or continued to employ the Executive unless he agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment.

10.2	“Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Group’s business.

10.3	“Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Group including, without limitation, any

10.3.1
trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws in any jurisdiction;

10.3.2
information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements;

10.3.3	any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Group;

10.3.4	concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group;

10.3.5	information about the Group’s investment program, trading methodology, or portfolio holdings; or

10.3.6	any other information, data or the like that is labeled confidential or orally disclosed to Executive on terms of confidentiality.

10.4
The Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except:

10.4.1	as may have been necessarily disclosed by the Executive in the good faith performance of his duties hereunder;

10.4.2	with the Employer’s express written consent;

10.4.3	to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, or

10.4.4	where required to be disclosed by law and in such event, Executive shall cooperate with the Employer in attempting to keep such information confidential.

10.5	Upon the request of the Employer, Executive agrees to promptly deliver to the Employer the originals and all copies, in whatever medium, of all such Confidential Information.

10.6
In consideration of the benefits provided for in this Agreement, the Executive hereby agrees and covenants that during the Employment and for a period of six (6) months following the termination of his employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is last to occur, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business.

10.7
In consideration of the benefits provided for in this Agreement, the Executive further covenants and agrees that during the Employment and for a period of one (1) year thereafter, Executive shall not, without the prior written permission of the Employer, (i) directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Group at the time of his termination of employment or was or is providing such services within the twelve (12) month period before or after his termination of employment or (ii) request or cause any employee of the Group to breach or threaten to breach any terms of said employee’s agreements with the Group or to terminate his employment with the Group.

10.8
In consideration of the benefits provided for in this Agreement, the Executive further covenants and agrees that during the Employment Period and for a period of one (1) year thereafter, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Group from any person or entity who, at the time of, or at the time during the twenty-four (24) month period preceding, termination was an existing or prospective customer or client of the Group; (ii) request or cause any of the Group’s clients or customers to cancel, terminate or change the terms of any business relationship with the Group involving services or activities which were directly or indirectly the responsibility of Executive during his employment or (iii) pursue any Group project known to Executive upon termination of his employment that the Group is actively pursuing (or was actively pursuing within six months of termination) while the Group is (or is contemplating) actively pursuing such project.

11.	Intellectual Property.

11.1
The Parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Group that the Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the course of the Employment, whether or not during regular business hours and created, conceived or prepared on the Group’s premises or otherwise shall be the sole and complete property of the Group.

11.2
More particularly, and without limiting the foregoing, the Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Group’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.

11.3
The Executive further agrees promptly to disclose in writing and deliver to the Employer all Intellectual Property Products created during his engagement by the Employer, whether or not during normal business hours. The Executive agrees that all works of authorship created by the Executive during his engagement by the Employer shall be works made for hire of which the Group is the author and owner of copyright.

11.4
To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Executive during his engagement by the Employer is not a work made for hire, the Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Group entity. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by Executive during his engagement by the Employer, the Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Employer. The Executive agrees to execute, immediately upon the Employer’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Employer at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product;

provided, that, the Employer shall bear the cost of any such assignments, applications or consequences.

11.5
Upon termination of the Executive’s employment with the Employer for any reason whatsoever, and at any earlier time the Employer so requests, the Executive will immediately deliver to the custody of the person designated by the Employer all originals and copies of any documents and other property of the Employer in the Executive’s possession, under the Executive’s control or to which he may have access.

12.	Non-Disparagement.

12.1
The Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Group and its respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the Employment Period. The Employer acknowledges and agrees that it will not defame, publicly criticize, or cause any of its officers, directors, partners, executives or agents to defame or publicly criticize the services, integrity, veracity or personal or professional reputation of the Executive in either a professional or personal manner at any time during or following the Employment Period.

13.	Enforcement.

13.1
If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 10 to 12 hereof, the Employer shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction by way of injunction or otherwise, it being acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in place of, any other rights and remedies available to the Employer at law or in equity. Accordingly, the Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, the Employer shall have the right to cease making any payments or provide any benefits to the Executive under this Agreement in the event he wilfully breaches any of the provisions hereof (and such action shall not be considered a breach under the Agreement).

13.2	The Executive acknowledges that the restrictions contained in Sections 10 to 12 of this Agreement are reasonable and intended to apply after the termination of his employment whether such termination is lawful or otherwise and that the restrictions will apply even where the termination results from a breach of this Agreement.

13.3
If, at any time, the provisions of Sections 10 to 12 hereof shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive and the Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

14.	Dispute Resolution.

14.1
The Parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Employer’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Sections 10 to 12 of this Agreement.

14.2
If despite their good faith efforts, the Parties are unable to resolve such controversy or claim through the Employer’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration seated in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both Parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

15.	Indemnification.

15.1
The Employer agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a director or officer of the Employer or any other entity within the Group or is or was serving at the request of the Employer or any other member of the Group as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (each such event, an “Action”), the Executive shall be indemnified and held harmless by the Employer to the fullest extent permitted by applicable law and authorized by the Company’s or the Subsidiary’s by-laws and/

or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, save in respect of any actual fraud, willful misconduct or any acts (or omissions) of gross negligence by the Executive.

16.	Policies and Procedures.

16.1
The Executive hereby acknowledges that the Employer maintains written policies and procedures and an Employee Handbook which may be amended from time to time, and hereby agrees to familiarize himself with and at all times abide by such policies and/or procedures. The Employee Handbook also contains further terms relating to the Employment by which the Employee will be bound.

17.	Miscellaneous.

17.1
Successors: The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Employer, and the heirs, executors and administrators of Executive, and shall be assignable by the Employer to any entity acquiring substantially all of the assets of the Company and/or the Subsidiary, whether by merger, consolidation, sale of assets or similar transactions.

17.2
Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to the last address on file with the Employer and if to the Employer, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Notices, demands and other communications hereunder may also be delivered or furnished by e-mail communication. Notices, demands and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such e-mail notice, demand or other communication is not sent during the normal business hours of the recipient, such notice, demand or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

17.3	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

17.4
Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is executed in writing by all Parties. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.5	Survival. The respective obligations of, and benefits afforded to, Executive and the Employer as provided in Sections 10 to 12 of this Agreement shall survive the termination of this Agreement.

17.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.7
Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

17.8	Section Headings. The section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

17.9
Representation. The Executive represents and warrants to the Employer, and acknowledges that the Employer has relied on such representations and warranties in employing Executive, that neither the Executive’s duties as an employee of the Employer nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Employer. The Executive further represents and warrants and acknowledges that the Employer has relied on such representations and warranties in employing the Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that the Executive is in breach or has breached any of the representations set forth herein, the Employer shall have the right to terminate Executive’s employment for Cause.

17.10	Section 409A of the Code.

(a)    It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the parties determine that the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, then the applicable provisions of Code Section 409A shall supersede such provision herein and such provision shall be deemed amended in the manner that, in the parties’ judgment, fulfills the intent of the parties and avoids application of such additional tax, and the parties hereby agree to promptly execute any amendment reasonably necessary to implement this Section 17.10. Notwithstanding the foregoing, the Employer does not guarantee that any payment hereunder complies with or is exempt from Section 409A of the Code, and neither the Employer, nor its executives, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code.
(b)    Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after earned or vested and, in any event, within two and one-half (2½) months after the end of the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A of the Code.
(c)    Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(d)    To the extent required by Section 409A of the Code, “termination of employment” (or any similar terms) shall mean “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) and the default presumptions thereof).
(e)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
(f)    In no event will the Executive be permitted to elect the year of payment with respect to any compensation payable hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.
GREENLIGHT CAPITAL RE, LTD.

By:     /s/ Simon Burton
Name: Simon Burton
Title: Chief Executive Officer

GREENLIGHT REINSURANCE, LTD.

By:/s/ Simon Burton
Name: Simon Burton
Title: Chief Executive Officer

/s/ Neil Greenspan
NEIL GREENSPAN